Exhibit 99.1

Cerecor Appoints Keith Schmidt to its Board of Directors

Rockville, MD, June 12, 2019 - Cerecor Inc. (NASDAQ: CERC), a biopharmaceutical company focused on becoming a leader in development and commercialization of treatments for rare and orphan diseases in pediatrics and neurology, today announced the appointment of Keith Schmidt to its Board of Directors effective immediately. Mr. Schmidt joins the Cerecor Board as a member of the Audit Committee, the Compensation Committee, and an independent director serving a term ending at the 2019 Annual Meeting.

"We are delighted to welcome Keith to our Board," said Dr. Simon Pedder, Executive Chairman of the Board of Cerecor, "with his experience in new product development and commercialization, Keith is a key addition for the Company. We believe he will provide valuable insights and strategic guidance as we continue to progress both our in-line commercial products as well as prepare for commercialization and launch of our innovative pipeline assets."

Mr. Keith W. Schmidt, M.B.A. previously was the Chief Commercial Officer of Chelsea Therapeutics International Ltd. prior to its sale to H. Lundbeck A/S in 2014. Mr. Schmidt has over 35 years of experience and an outstanding reputation and proven track record in domestic and international pharmaceutical sales, and strategic marketing for launching industry leading drugs including Pegasys®, Naprosyn®, Anaprox®, Cialis®, Cymbalta®, and Strattera®. Mr. Schmidt served as President of Tellico Pharma LLC. and served as Vice President of Thomson Healthcare Advanced Therapeutics Communications. Over the course of his career, Mr. Schmidt has worked for such companies as Hoffmann-La Roche AG and Syntex Laboratories, Inc. During his tenure at Hoffmann-La Roche, he served as International Business Leader responsible for global pre-launch marketing preparation, launch market plans, and life cycle planning for Pegasys® in Hepatitis C, Hepatitis B and Oncology. At Roche, he developed and led the global sales and marketing launch efforts for Pegasys and Copegus. Prior to joining Roche, Mr. Schmidt served in a number of progressively senior positions at Syntex Laboratories, variously directing New Product Development, Sales Force Strategies, OBYN Sales, and Sales Training. Mr. Schmidt earned a Bachelor of Science from South Dakota State University and an MBA from the University of San Francisco.

"I am pleased for the opportunity to serve as a member of Cerecor's Board," said Mr. Schmidt. “I look forward to applying my cross-functional skills and experiences in guiding future commercialization strategies and current in-market products as the Company moves forward."

About Cerecor

Cerecor is a fully integrated biopharmaceutical company with commercial operations and research and development capabilities. The Company is building a robust pipeline of innovative therapies in orphan rare diseases, neurology and pediatric healthcare. The Company’s pediatric orphan rare disease pipeline is led by CERC-801, CERC-802 and CERC-803 (“CERC-800 programs”), which are therapies for inborn errors of metabolism specifically disorders known as Congenital Disorders of Glycosylation. The FDA granted Rare Disease Designation and Orphan Drug Designation to all three CERC-800 compounds, thus qualifying them for receipt of a Priority Review Voucher (“PRV”) upon approval of a new drug application (“NDA”). The PRV may be sold or transferred an unlimited number of times. The Company plans to leverage the 505(b)(2) NDA pathway for all three compounds to accelerate development and approval. The Company is also in the process of developing one other preclinical pediatric orphan rare disease compound for the treatment of mitochondrial DNA Depletion Syndrome. The Company’s neurology pipeline is led by CERC-301, which Cerecor is currently exploring as a novel treatment for neurogenic orthostatic hypotension. The Company is also developing two other neurological compounds; CERC-406 for Parkinson’s Disease, CERC-611 for epilepsy. The Company also has a diverse portfolio of marketed products. Our marketed products are led by our prescribed dietary supplements and prescribed drugs. Our prescribed dietary supplements include Poly-Vi-Flor® and Tri-Vi-Flor™ which are prescription vitamin and fluoride supplements used in infants and children to treat or prevent deficiency of essential vitamins and fluoride. The Company also markets a number of prescription drugs that treat a range of pediatric diseases, disorders and conditions. Cerecor's prescription drugs include AcipHex®, Cefaclor for Oral Suspension, Karbinal™ ER, Sprinkle™, Millipred® and Ulesfia®.
For more information about Cerecor, please visit www.cerecor.com.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” or similar expressions (including their use in the negative), or by discussions of future matters such as: the development of product candidates or products; timing and success of trial results and regulatory review (including as it may be impacted by government shut-downs); potential attributes and benefits of product candidates; the expansion of Cerecor’s drug portfolio; and other statements that are not historical. These statements are based upon the current beliefs and expectations of Cerecor’s management but are subject to significant risks and uncertainties, including: reliance on and the need to attract, integrate and retain key personnel; drug development costs, timing and other risks; Cerecor’s cash position and the potential need for it to raise additional capital; risks associated with acquisitions, including the need to quickly and successfully integrate acquired assets and personnel; and those other risks detailed in Cerecor’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For media and investor inquiries
James Harrell
Cerecor, Inc.
jharrell@cerecor.com
623.439.2220 office